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EXHIBIT 10.2

August 12, 2004

David Drajeske

Dear David:

Our Board of Directors, our management team, and I are confident you possess the experience and qualifications we are seeking to assist us in making the Company a highly successful business. On behalf of Helix BioMedix, Inc. (the "Company") we are pleased to offer you the position of Vice-President - Business Development on the following terms and conditions.

Subject to the fulfillment of any conditions imposed by this letter, the terms of your position with the Company will be as set forth below:

1. POSITION:

You will be Vice-President - Business Development, working out of the Company's headquarters office in Bothell, Washington. As such, you will have responsibility for overseeing all aspects of the Company's business development initiatives and initially report to R. Stephen Beatty.

You agree to the best of your ability and experience that you will at all times loyally, honestly, and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on Board of Directors of organizations that are not in a competitive posture with the Company.

2. START DATE:

We would like for you to commence your employment under the terms set forth in this letter agreement on July 1, 2004.

3. PROOF OF RIGHT TO WORK:

For purposes of Federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

4. COMPENSATION:

BASE SALARY:

You will be paid a monthly salary of $12,500.00. Your position is classified as exempt and, as such, you will not be eligible for overtime pay. Your salary will be payable every other week pursuant to the Company's regular payroll policy including standard withholding such as Medicare and social security taxes.

UPFRONT BONUS:

Upon your agreement with this letter agreement, we will pay to you an unconditional-upfront bonus in the amount of $25,000.00 subject, of course, to withholding obligations.

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HEALTH, MEDICAL, AND LIFE INSURANCE BENEFITS:

You and your family will be eligible to participate in the Company's health, medical, and life insurance plans that will be described to you in detail under separate cover. We provide a competitive health, medical insurance, and life insurance plan to the Company's employees.

ANNUAL REVIEW:

Your base salary will be reviewed at the end of each calendar year as part of the Company's normal salary review process, commencing December 2004.

5. STOCK OPTION GRANT:

In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 180,000 shares of the Company's common stock with an exercise price equal to the fair market value on the date of the grant. These option shares will vest over a three-year period in six (6) equal installments of 30,000 shares on the last day of each six (6) month period commencing on December 31, 2004.

The option will be an incentive stock option to the maximum extent allowed by the Federal tax code and will be subject to the terms of the Company's 2000 Stock Option Plan and the Incentive Stock Option Agreement between you and the Company.

6. ARBITRATION AGREEMENT/ PIAA/CONFIDENTIALITY OF TERMS:

Upon commencement of your employment with the Company, you agree to execute and deliver to the Company its standard forms of arbitration agreements and proprietary invention and assignment agreement. You also agree not to disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchases or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax, or accounting specialists who provide you with individual legal, tax, or accounting advice.

7. AT-WILL EMPLOYMENT:

Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability. Notwithstanding the foregoing, in the event that, during the first three (3) years of your employment relationship, the Company terminates this employment relationship without cause (as defined below), the Company will pay you a severance benefit equal to six months of your then current base monthly salary. For purposes of the immediately preceding sentence the term "cause" shall means if you: (i) are convicted of a felony or any crime involving dishonesty, breach of trust, or physical harm to any person or relating to the business of the Company or any successor company (or enter a pleas of guilty or nolo contendere with respect thereto); (ii) repeatedly report to work under the influence of alcohol or illegal drugs; (iii) substantially and repeatedly fail to perform the duties as reasonably directed by the President of the Company or any successor company,
(iv) are found by a court of competent jurisdiction to have made unauthorized use or disclosure of confidential information or trade secrets; or (v) engage in gross negligence or willful misconduct in carrying out your duties as an employee of the Company or any successor company.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. This letter, together with the PIIA referenced above, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

HELIX BIOMEDIX, INC.                       By: /s/R. Stephen Beatty
                                           -------------------------------------
Dated: August 12, 2004                     R. Stephen Beatty
                                           President and Chief Executive Officer

                                           /s/David Drajeske
                                           -------------------------------------
                                           Vice President, Business Development